                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

    1.    K-Swiss Pacific Inc., a Massachusetts corporation.

    2. K-Swiss International Ltd., a corporation organized under the laws of Bermuda.

    3.    K-Swiss (UK) Ltd., a United Kingdom corporation.

    4.    K-Swiss Amsterdam B.V., a Dutch corporation.

    5.    K-Swiss S.A. de C.V., a Mexico corporation.

    6.    K-Swiss Retail Services Inc., a California corporation.

    7.    K-Swiss Australia Pty. Ltd., an Australia corporation.

    8.    K-Swiss International Services (BAARN) B.V., a Dutch corporation.

    9.    K-Swiss Direct Inc., a California corporation.